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                                                                  EXHIBIT 3(e)

                  AMENDMENT TO ARTICLES OF INCORPORATION
                                    OF
                    COMPUTERIZED THERMAL IMAGING, INC.

     Pursuant to Nevada Code for Corporation, the undersigned Corporation adopts the following Amended Articles of Incorporation which shall supersede and replace Articles IV of all previous Articles and Amendments.

                             ARTICLE IV

                                NAME

     The authorized capital of the Corporation is hereby changed to, and shall hereafter be:

     The Corporation shall have authorized capital of one hundred million (100,000,000) shares of common stock with $0.001 par value and three million shares of preferred stock with a proper legend to be provided by the Board of Directors when required.

                          AMENDMENT ADOPTED

     These Amended Articles of Incorporation were presented to the shareholders of this Corporation for the purpose of amending and replacing
Article IV of the Articles of Incorporation of this Corporation, at a special meeting of shareholders held August 25, 1989. As of August 25, 1989, there were 5,000,000 shares of the Corporation's common stock outstanding and entitled to vote on the Amendment. This amendment was inadvertently omitted on the previous filing of amendment to the Articles of Incorporation on the name change of the Corporation.

     The number of shares voted for and against the adoption of these amended Articles of Incorporation to replace all previous Articles of Incorporation and Amendments was:

                   4,370,000 shares for 0 Against

ATTEST:                            COMPUTERIZED THERMAL IMAGING, INC.

/s/ Fred H. Rodofly                By: /s/ David B. Johnston
--------------------                   ------------------------
    Secretary                                 President

STATE OF UTAH       )
                    : ss
COUNTY OF SALT LAKE )

On this the 1st day of April, 1992, before me, Robin J. Moffitt, the undersigned Notary Public, personally appeared David B. Johnston and Fred Rodofly personally known to me to be the persons whose names are subscribed to the within instrument, and acknowledged that they executed it.

     Witness my hand and official seal.

                                   /s/ Robin J. Moffitt
                                   -----------------------
                                     Notary Signature

[FILED IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA APRIL 22, 1992]